Exhibit 99.1

Hawthorn Bancshares Announces Financial Results

Jefferson City, Mo. — November 14, 2013 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the third quarter ended September 30, 2013.

Net income for the quarter was $1.6 million, compared to a net loss of $1.6 million for the third quarter of 2012. The Company earned $0.31 per diluted common share for the three months ended September 30, 2013, versus a per share net loss of $0.37 for the third quarter of 2012. As a result of the Company’s May 2013 full repayment of its preferred stock, there was no deduction from net income for accrued dividends and discount accretion for the current quarter. Preferred dividends and discount accretion for the three months ended September 30, 2012 totaled $0.3 million.

For the quarter, the return on average common equity was 8.68% and the return on average assets was 0.54% compared to a negative 9.95% and a negative 0.54%, respectively, for the same period in 2012.

On a year to date basis, the Company generated net income of $3.2 million for 2013, compared to $0.6 million for 2012. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $2.6 million for 2013 compared to a net loss of $0.9 million for 2012. On a diluted earnings per common share basis, the Company generated $0.52 for the nine months ended September 30, 2013 compared to a net loss of $0.17 per common share for the same period in 2012.

Operating Results
Net Interest Income
Net interest income for the quarter ended September 30, 2013 decreased 2.5% to $9.9 million from $10.1 million for the same period in 2012. The decrease is largely attributed to a 3.74% net interest margin for the current quarter compared to 3.80% for the same three month period in 2012. With lower average loan balances and lower average rates, loan interest income was reduced which resulted in a lower net interest margin for the quarter ending September 30, 2013.

Noninterest Income and Expense
Noninterest income for the three months ended September 30, 2013 was $2.4 million compared to $2.7 million for the same period in 2012. The decrease is primarily due to lower residential real estate refinancing activity reducing gain on sale, which was partially offset by an increase in real estate servicing fees. Noninterest expense for the three months ended September 30, 2013 decreased $0.4 million, or 3.9%, to $10.0 million compared to $10.4 million for third quarter 2012. The decrease was largely attributed to lower other real estate owned expenses and reduced processing expenses for the quarter.

Allowance for Loan Losses
The Company’s level of non-performing loans was 4.44% of total loans at September 30, 2013, down from 4.65% at year-end 2012. During the quarter ended September 30, 2013, the Company recognized net charge-offs of $1.1 million compared to $3.1 million for the third quarter of 2012. Due to lower historical loss rates, decreases in average loans and reduced levels of nonperforming loans, no loan loss provision was needed for the third quarter of 2013 compared to the $4.7 million loan loss provision for the third quarter of 2012. The allowance for loan losses at September 30, 2013 was $14.3 million, or 1.73% of outstanding loans and 39.0% of non-performing loans. At December 31, 2012, the allowance for loan losses was $14.8 million, or 1.75% of outstanding loans and 37.7% of non-performing loans. Management believes that the allowance for loan losses is adequate to cover probable losses as of September 30, 2013.

Financial Condition
Comparing September 30, 2013 balances with December 31, 2012, total assets declined 4.3% to $1.1 billion. Loans, net of allowance for loan losses, declined 2.8% to $808.8 million. With reduced loan demand, investment securities increased 6.7% to 213.6 million. The decline in asset volume lead to total deposits declining 4.0% to $951.5 million. During the same period, stockholders’ equity decreased to $71.8 million or 6.4% of total assets. The decrease in the capital account for the period was due to the Company’s election to repay the remaining balance of its TARP obligation of $18.3 million. At 15.36% and 8.56% of total assets as of September 30, 2013, total risk based and leverage capital ratios, respectively, far exceed “well-capitalized” regulatory minimums of 10.00% and 5.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
($ thousands, except per share amounts)

Balance sheet information:	September 30, 2013	December 31, 2012

Loans, net of allowance for loan losses	$808,788	$832,142
Debt securities	213,629	200,246
Total assets	1,131,315	1,181,606
Deposits	951,478	991,275
Total stockholders’ equity	71,827	92,220
	Three Months	Three Months
Statement of operations information:	Ended Sept. 30, 2013	Ended Sept. 30, 2012

Total interest income	$11,298	$12,151
Total interest expense	1,433	2,029

Net interest income	9,865	10,122
Provision for loan losses	0	4,700
Noninterest income	2,447	2,680
Noninterest expense	9,972	10,378

Pre-tax income (loss)	2,340	(2,276)
Income taxes	771	(704)

Net income (loss)	1,569	(1,572)
Dividends & accretion on preferred stock	0	300

Net income (loss) available to common shareholders	1,569	(1,872)

Earnings (loss) per common share:
Basic	$0.31	($0.37)
Diluted	$0.31	($0.37)
	Nine Months	Nine Months
Statement of operations information:	Ended Sept. 30, 2013	Ended Sept. 30, 2012

Total interest income	$34,436	$37,094
Total interest expense	5,027	5,986

Net interest income	29,409	31,108
Provision for loan losses	2,000	7,900
Noninterest income	8,543	7,093
Noninterest expense	31,188	29,955

Pre-tax income	4,764	346
Income taxes	1,519	(273)

Net income	3,245	619
Dividends & accretion on preferred stock	615	1,481

Net income(loss) available to common shareholders	2,630	(862)

Earnings (loss) per common share:
Basic	$0.52	($0.17)
Diluted	$0.52	($0.17)

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	September 30, 2013	September 30, 2012

Return on average assets (YTD)	0.37%	0.07%
Return on average common equity (YTD)	4.79%	(1.54%)
	September 30, 2013	December 31, 2012

Allowance for loan losses to total loans	1.73%	1.75%
Nonperforming loans to total loans	4.44%	4.65%
Nonperforming assets to loans and foreclosed assets	6.25%	7.23%
Allowance for loan losses to nonperforming loans	38.96%	37.70%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in Lee’s Summit, Springfield, Branson, Independence, Liberty, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.